[EKS&H LLLP Letterhead]

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heska Corporation

We consent to the use of our report dated March 15, 2016, with respect to the consolidated balance sheets of Heska Corporation and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1997 Stock Incentive Plan of Heska Corporation.

/s/ EKS&H LLLP

Boulder, Colorado
May 23, 2016